EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Murphy Oil Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 2-82818, 2-86749, 2-86760, 333-27407, 333-43030, 333-57806, and 333-119733) on Form S-8 and (Nos. 33-55161 and 333-84547) on Form S-3 of Murphy Oil Corporation of our reports dated March 9, 2006, with respect to the consolidated balance sheets of Murphy Oil Corporation and Consolidated Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Murphy Oil Corporation. Our report refers to a change in the method of accounting for asset retirement obligations.

Houston, Texas

March 9, 2006

Ex. 23-1